Exhibit 5.1

August 13, 2021

Dermata Therapeutics, Inc.

3525 Del Mar Heights, Rd., #322

San Diego, CA 92130

Ladies and Gentlemen:

We have acted as counsel for Dermata Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-1 (File No. 333-256997), and the related Registration Statement on Form S-1 filed pursuant to Rule 462(b) (File No. 333-258772) (collectively, the “Registration Statement”), including a related prospectus filed with the Registration Statement (the “Prospectus”), with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) covering an underwritten public offering of (i) 2,957,142 shares (the “Shares”) of common stock par value $0.0001 per share (the “Common Stock”), including 385,714 Shares that may be sold by the Company pursuant to the exercise of an over-allotment option granted to the underwriters, (ii) warrants to purchase 2,957,142 shares of Common Stock (each a “Warrant,” and each share of Common Stock underlying a Warrant, a “Warrant Share”), including Warrants to purchase 385,714 shares of Common Stock that may be sold by the Company pursuant to the exercise of an over-allotment option granted to the underwriters and (iii) underwriter warrants (each an “Underwriter Warrant,” and each share of Common Stock underlying an Underwriter Warrant, an “Underwriter Warrant Share”) to purchase up to 147,857 shares of Common Stock as contemplated pursuant to the Registration Statement. The Shares, the Warrant, and the Underwriter Warrants are to be sold by the Company pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into between the Company and the underwriters named therein. This opinion is being rendered in connection with the filing of the Registration Statement with the Commission.

In connection with this opinion, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Company’s Certificate of Incorporation and Bylaws, as currently in effect, (ii) the form of the Amended and Restated Certificate of Incorporation, filed as Exhibit 3.2 to the Registration Statement and the form of Amended and Restated Bylaws, filed as Exhibit 3.4 to the Registration Statement, each of which will be in effect upon closing of the offering contemplated by the Registration Statement, (iii) the Registration Statement and related Prospectus, (iv) the form of Underwriting Agreement, (v) the form of Warrant, (vi) the form of Warrant Agency Agreement, (vii) the form of Underwriter Warrant, (viii) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials or of officers and representatives of the Company, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. As to certain questions of fact material to this opinion, we have relied upon certificates or comparable documents of officers and representatives of the Company and have not sought to independently verify such facts.

Based on the foregoing, and subject to the assumptions, limitations and qualifications stated herein, we are of the opinion that (i) the Shares, when issued and sold as contemplated in the Registration Statement and the related Prospectus, and upon payment and delivery in accordance with the Underwriting Agreement, will be validly issued, fully paid and non-assessable, (ii) the Warrants have been duly and validly authorized and when issued and sold in accordance with the terms and conditions of the Underwriting Agreement, such Warrants will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency or other similar laws affecting creditors’ rights and to general equitable principles, (iii) the Warrant Shares, when issued, sold and paid for in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable, (iv) the Underwriter Warrants have been duly and validly authorized and when issued and sold in accordance with the terms and conditions of the Underwriting Agreement, such Underwriter Warrants will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency or other similar laws affecting creditors’ rights and to general equitable principles, and (v) the Underwriter Warrant Shares, when issued, sold and paid for in accordance with the terms of the Underwriter Warrants, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the General Corporation Law of the State of Delaware (including reported judicial decisions interpreting the General Corporation Law of the State of Delaware) and, with respect to the enforceability of the Warrants and the Underwriter Warrants, the laws of the State of New York, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus which is a part of the Registration Statement. In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Lowenstein Sandler LLP
Lowenstein Sandler LLP